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                                                                    Exhibit 99.4

                             1995 STOCK OPTION PLAN

                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT



OPTIONEE:  1~


                  STOCK OPTION ASSUMPTION AGREEMENT issued as of the 24th day of October 1996 by Cisco Systems, Inc., a California corporation ("Cisco").

                  WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Telebit Corporation, a Delaware corporation ("Telebit"), which were granted to Optionee under the Telebit Corporation 1995 Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Telebit and Optionee.

                  WHEREAS, Telebit has this day been acquired by Cisco through merger of a wholly-owned Cisco subsidiary ("Acquisition Corporation") with and into Telebit (the "Merger") pursuant to the Agreement and Plan of Merger dated July 21, 1996 by and among Cisco, Telebit and Acquisition Corporation (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Telebit under all unvested options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is .2113596 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Telebit common stock (the "Exchange Rate").

                  WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Telebit common stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Telebit Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Telebit
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under each of the Telebit Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Telebit Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Rate at which shares of Telebit common stock were converted into shares of Cisco Stock in consummation of the Merger. Accordingly, the number of shares of Cisco Stock subject to each Telebit Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of Cisco Stock under the assumed Telebit Option shall be as indicated for that option in attached Exhibit B.

                  2. The intent of the foregoing adjustments to each assumed Telebit Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Telebit common stock subject to the Telebit Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Telebit Option immediately prior to the Merger.

                  3. The following provisions shall govern each Telebit Option hereby assumed by Cisco:

                     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cisco, all references to "Shares", "Stock" or "Common Stock" shall mean shares of Cisco Stock, and all references to the Committee shall mean the Compensation Committee of the Cisco Board of Directors.

                     - The grant date and the expiration date of each assumed Telebit Option and all other provisions which govern either the exercisability or the termination of the assumed Telebit Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                     - Each assumed Telebit Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no accelerated vesting of the Telebit Options shall be deemed to occur by reason of the Merger, and the grant date for each assumed Telebit Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.


                                       2.
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                     - For purposes of applying any and all provisions of the
Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to Cisco or any present or future Cisco subsidiary, including (without limitation) Telebit. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Telebit Option upon the Optionee's cessation of employee status with Telebit shall hereafter be applied on the basis of the Optionee's cessation of employee status with Cisco and its subsidiaries, and each assumed Telebit Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with Cisco and its subsidiaries.

                     - The adjusted exercise price payable for the Cisco Stock subject to each assumed Telebit Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Telebit common stock prior to the Merger shall be taken into account.

                     - In order to exercise each assumed Telebit Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                       Cisco Systems, Inc.
                       170 West Tasman Drive
                       San Jose, CA  95134
                       Attention: Christine Calice


                  4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


                                       3.
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                  IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the _____ day of ________, 1996.


                                      CISCO SYSTEMS, INC.

                                      By:
                                          -------------------------------------



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Telebit Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.



                                      -----------------------------------------
                                      OPTIONEE



DATED: __________________, 1996


                                       4.
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                                    EXHIBIT A

    Optionee's Outstanding Options to Purchase Shares of Telebit Corporation
                            Common Stock (Pre-Merger)
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                                    EXHIBIT B

    Optionee's Outstanding Options to Purchase Shares of Cisco Systems, Inc.
                           Common Stock (Post-Merger)